Advanced Emissions Solutions Reports First Quarter 2018 Results
Strong Refined Coal Distributions and Royalty Income Highlight Quarter
Marked by Net Income of $7.7 Million or $0.37 per diluted share

HIGHLANDS RANCH, Colorado, May 9, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the first quarter ended March 31, 2018, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•
Tinuum distributions to ADES were $13.5 million during the first quarter of 2018, a decrease from $14.7 million in same quarter of 2017, largely due to the commencement of a lease of an RC facility to a third-party in the prior year period that included an investor prepayment to Tinuum Group, which was subsequently distributed to Tinuum Group's equity members;

•	Royalty earnings from Tinuum were $3.2 million for the first quarter of 2018, an 84% increase from the same quarter in 2017;

•	Tinuum invested tonnage was 13.5 million during the first quarter of 2018 compared to 9.8 million during the same quarter in 2017;

•
Based on the 17 invested RC facilities as of March 31, 2018 and cash distributions occurring in the three months ending March 31, 2018, expected future net RC cash flows to ADES are between $250 million and $275 million through the end of 2021.

ADES Consolidated Highlights

•
Recognized consolidated revenue of $3.9 million for the quarter, a decrease of 57% from the prior year's comparable quarter. The decrease was primarily due to lower revenue from chemical sales and the recognition of all remaining equipment systems effective with the adoption of the new revenue accounting standard ("ASC 606") through an opening adjustment to equity on January 1, 2018. Offsetting these decreases were higher royalty earnings from Tinuum, which, for both 2018 and 2017, which are now reported as revenues under ASC 606;

•	Reduced general and administrative operating costs (i.e., indirect operating costs) for the quarter by 3% to $5.0 million from $5.2 million for the comparable quarter in 2017;

•	Achieved consolidated pre-tax and net income of $10.2 million and $7.7 million, respectively, for the quarter;

•	Recognized chemical revenue of $0.6 million during the quarter, a decrease of 73% from the comparable quarter in 2017, due to the loss of a previously existing customer in 2017;

•
Increased cash and cash equivalents to $34.8 million as of March 31, 2018; an increase of $4.1 million since December 31, 2017, which is inclusive of cash usage for dividends and stock repurchase totaling $6.8 million for the quarter;

•	Subsequent to March 31, 2018, the Company purchased an additional $4.3 million worth of its common stock under the stock repurchase program.

L. Heath Sampson, President and CEO of ADES commented, “Strong distributions from Tinuum, as well as one of the highest quarters of royalty income, continue to bolster our cash position and grant us the flexibility to execute our shareholder capital return initiatives. With newly outlined 2018 priorities, we have remained committed to trimming our operating cost structure to better align resources with these priorities, including significant focus on supporting Tinuum and identify investors for remaining RC facilities.”
Sampson concluded, “Additionally, Tinuum has made the conscious decision to begin engineering and construction of two additional RC units. A strong industry backdrop and pipeline, which are conducive to future closures, have provided us with the conviction to build out these additional facilities at coal burning power plants in the near term. While this decision will require the use of cash, we believe it is prudent given the cadence of discussions with new and existing tax equity investors.”
First quarter revenues and costs of revenues were $3.9 million and $0.6 million, respectively, compared with $9.1 million and $5.9 million in the first quarter of 2017. The decrease in revenues was primarily due to a decrease in chemical sales as well as the completion of all material equipment contracts impacting revenues as of December 31, 2017. Offsetting the decrease was first quarter royalty earnings from Tinuum of $3.2 million, an increase of 84% compared to $1.8 million in the first quarter of 2017, due to increased RC facilities and earnings from the respective RC facilities.
First quarter other operating expenses were $5.0 million, a decrease of 3% compared to $5.2 million in the first quarter of 2017. The decrease was due to a reduction in research and development expense and lower depreciation and amortization.
First quarter earnings from equity method investments were $12.3 million, compared to $13.8 million for the first quarter of 2017. Tinuum distributions to ADES for 2017 were $13.5 million, down from $14.7 million for the comparable quarter in 2017. The decrease was driven by a lease of an RC facility to a third-party during the three months ended March 31, 2017, which included an investor prepayment to Tinuum Group, which was subsequently distributed to Tinuum Group's equity members. Excluding that prepayment, distributions would have been higher year-over-year.
First quarter expenses related to the RC business were $0.8 million, an increase of 43% compared to 2017 primarily due to increased payroll and benefits attributed to the RC segment. RC segment operating income was $14.7 million, compared to $15.0 million in the first quarter of 2017.
First quarter consolidated interest expense was $0.3 million, compared to $0.7 million in the first quarter of 2017. First quarter income tax expense was $2.6 million, compared to $5.4 million in the first quarter of 2017, which was due to a reduction in the federal tax rate as well as a reduction in pre-tax earnings quarter-over-quarter.
Consolidated net income for the first quarter was $7.7 million, or $0.37 per diluted earnings per share, primarily driven by equity and royalties from the RC business and reduced operating expenses.
As of March 31, 2018, the Company had cash and cash equivalents of $34.8 million, an increase of 13% compared to $30.7 million as of December 31, 2017, due primarily to higher Tinuum royalties, which offset the stock repurchases and dividends of over $6.8 million for the first quarter of 2018.
Dividend

Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on June 8, 2018 to stockholders of record at the close of business on May 22, 2018.

Conference Call and Webcast Information

The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Thursday, May 10, 2018. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 2639847. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows and expectations about potential transactions with tax-equity investors. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations or appropriate funds that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$34,757	$30,693
Receivables, net	1,522	1,113
Receivables, related parties, net	3,230	3,247
Prepaid expenses and other assets	1,650	1,835
Total current assets	41,159	36,888
Property and equipment, net of accumulated depreciation of $1,061 and $1,486, respectively	337	410
Equity method investments	3,154	4,351
Deferred tax assets	36,186	38,661
Other long-term assets	2,006	2,308
Total Assets	$82,842	$82,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,297	$1,000
Accrued payroll and related liabilities	763	1,384
Billings in excess of costs on uncompleted contracts	—	1,830
Other current liabilities	3,212	2,664
Total current liabilities	5,272	6,878
Other long-term liabilities	265	2,285
Total Liabilities	5,537	9,163
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,637,029 and 22,465,821 shares issued, and 20,774,046 and 20,752,055 shares outstanding at March 31, 2018 and December 31, 2017, respectively	23	22
Treasury stock, at cost: 1,862,983 and 1,713,766 shares as of March 31, 2018 and December 31, 2017, respectively	(18,039)	(16,397)
Additional paid-in capital	100,187	105,308
Accumulated deficit	(4,866)	(15,478)
Total stockholders’ equity	77,305	73,455
Total Liabilities and Stockholders’ Equity	$82,842	$82,618

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2018	2017
Revenues:
Chemicals	$621	$2,281
License royalties, related party	3,230	1,755
Equipment sales	48	5,108
Total revenues	3,899	9,144
Operating expenses:
Chemicals cost of revenue, exclusive of depreciation and amortization	711	1,758
Equipment sales cost of revenue, exclusive of depreciation and amortization	(148)	4,143
Payroll and benefits	2,214	2,182
Rent and occupancy	268	45
Legal and professional fees	1,548	1,035
General and administrative	882	1,263
Research and development, net	20	192
Depreciation and amortization	116	482
Total operating expenses	5,611	11,100
Operating loss	(1,712)	(1,956)
Other income (expense):
Earnings from equity method investments	12,253	13,814
Interest expense	(336)	(693)
Other	26	2,909
Total other income	11,943	16,030
Income before income tax expense	10,231	14,074
Income tax expense	2,569	5,386
Net income	$7,662	$8,688
Earnings per common share (Note 1):
Basic	$0.37	$0.39
Diluted	$0.37	$0.39
Weighted-average number of common shares outstanding:
Basic	20,502	22,056
Diluted	20,584	22,243
Cash dividends declared per common share outstanding:	$0.25	$—

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$7,662	$8,688
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	116	482
Stock-based compensation expense	335	607
Earnings from equity method investments	(12,253)	(13,814)
Other non-cash items, net	163	455
Changes in operating assets and liabilities:
Receivables	(206)	6,874
Prepaid expenses and other assets	185	(415)
Costs incurred on uncompleted contracts	15,945	3,883
Deferred tax asset, net	1,587	5,386
Other long-term assets	—	(805)
Accounts payable	297	(717)
Accrued payroll and related liabilities	(741)	(1,137)
Other current liabilities	638	(219)
Billings on uncompleted contracts	(15,945)	(4,605)
Other long-term liabilities	(44)	143
Legal settlements and accruals	—	(9,126)
Distributions from equity method investees, return on investment	2,400	1,500
Net cash provided by (used in) operating activities	139	(2,820)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	11,050	13,175
Acquisition of property, equipment and intangibles, net	(74)	(142)
Net cash provided by investing activities	10,976	13,033
Cash flows from financing activities
Dividends paid	(5,142)	—
Repurchase of common shares	(1,642)	—
Repurchase of common shares to satisfy tax withholdings	(267)	(179)
Borrowings on Line of Credit	—	808
Repayments on Line of Credit	—	(808)
Net cash used in financing activities	(7,051)	(179)
Increase in Cash and Cash Equivalents and Restricted Cash	4,064	10,034
Cash and Cash Equivalents and Restricted Cash, beginning of period	30,693	26,944
Cash and Cash Equivalents and Restricted Cash, end of period	$34,757	$36,978
Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$191
Cash paid for income taxes	$39	$100
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared, not paid	$46	$—